                  REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of USWeb Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of USWeb Corporation and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 25, 1999

                                           USWEB CORPORATION
                                       CONSOLIDATED BALANCE SHEET
                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                              DECEMBER 31,           SEPTEMBER 30,
                                                                                          -------------------        -------------
                                                                                          1997           1998            1999
                                                                                          ----           ----            ----
                                                                                                                      (UNAUDITED)
                                      ASSETS
Current assets:
     Cash and cash equivalents...................................................       $ 62,368        $ 64,956        $ 82,311
     Short-term investments......................................................         24,029          36,230          34,325
     Accounts receivable, net....................................................         62,546          89,038         219,691
     Other current assets........................................................          2,606           9,946          20,644
     Deferred income taxes.......................................................          1,400             637             637
                                                                                        --------        --------        --------
          Total current assets...................................................        152,949         200,807         357,608

Property and equipment, net......................................................         12,051          18,880          42,140
Marketable equity securities.....................................................             --              --          37,708
Intangible assets, net...........................................................         49,247         168,335         367,042
Deferred income taxes and other assets...........................................         11,464          15,152          19,887
                                                                                        --------        --------        --------
                                                                                        $225,711        $403,174        $824,385
                                                                                        ========        ========        ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable............................................................       $ 41,084        $ 38,251        $ 61,164
     Accrued expenses............................................................         17,734          52,908         123,776
     Deferred revenue............................................................          2,887           4,210          40,800
     Income taxes payable........................................................             --           3,111           4,210
     Borrowings and lease obligations, current...................................          1,564           3,445          16,301
                                                                                        --------        --------        --------
          Total current liabilities..............................................         63,269         101,925         246,251
Lease obligations, non-current...................................................          1,111           1,377           2,633
                                                                                        --------        --------        --------
                                                                                          64,380         103,302         248,884
                                                                                        --------        --------        --------

Commitments and contingencies (Note 9)

Stockholders' equity
     Preferred Stock: $0.001 par value; 1,000,000 shares authorized;
        no shares issued and.....................................................             --              --              --
     Common Stock: $0.001 par value;200,000,000 shares
        authorized; 56,108,585, 70,070,678 and 85,803,197
        (unaudited) shares issued and outstanding at December 31,
        1997 and 1998 and September 30, 1999.....................................             51              66              82
     Additional paid-in capital..................................................        218,702         546,976         902,435
     Accumulated other comprehensive income......................................             --              --          38,411
     Accumulated deficit.........................................................        (57,422)       (247,170)       (365,427)
                                                                                        --------        --------        --------
          Total stockholders' equity.............................................        161,331         299,872         575,501
                                                                                        --------        --------        --------
                                                                                        $225,711        $403,174        $824,385
                                                                                        ========        ========        ========

     The accompanying notes are an integral part of these consolidated financial statements.

                                USWEB CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                             NINE MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                          -----------------------           -------------------
                                                                      1996       1997         1998          1998          1999
                                                                      ----       ----         ----          ----          ----
                                                                                                                (UNAUDITED)
Revenues....................................................        $ 66,389   $114,302     $ 228,600     $ 155,952      324,012
                                                                    --------   --------     ---------     ---------    ---------
Cost of net revenues:
     Services...............................................          41,323     74,695       146,251       100,353      199,557
     Provision for loss on contract.........................              --         --         9,994         2,094        4,071
     Stock compensation.....................................              --      2,420        13,037         9,415       13,934
                                                                    --------   --------     ---------     ---------    ---------
          Total cost of net revenues........................          41,323     77,115       169,282       111,862      217,562
                                                                    --------   --------     ---------     ---------    ---------
Gross profit                                                          25,066     37,187        59,318        44,090      106,450
                                                                    --------   --------     ---------     ---------    ---------

Operating expenses:
     Marketing, sales and support...........................          14,963     23,374        27,761        19,600       29,843
     General and administrative.............................          12,633     27,739        44,694        31,223       56,047
     Acquired in-process technology.........................              --      9,472        25,508        25,508        2,212
     Stock compensation.....................................              --      6,698        31,760        23,962       27,983
     Amortization of intangible assets......................              74     12,963        74,538        45,776      103,793
     CKS merger and integration costs                                     --         --        28,822            --        5,316
     Impairment of goodwill                                               --         --        11,079            --           --
                                                                    --------   --------     ---------     ---------    ---------
          Total operating expenses..........................          27,670     80,246       244,162       146,069      225,194
                                                                    --------   --------     ---------     ---------    ---------
Loss from operations........................................          (2,604)   (43,059)     (184,844)     (101,979)    (118,744)
Interest income, net........................................           2,271      1,706         4,302         3,057        2,732
Impairment of investee carried at cost......................              --     (4,000)           --            --           --
                                                                    --------   --------     ---------     ---------    ---------
Net loss before income taxes................................            (333)   (45,353)     (180,542)      (98,922)    (116,012)
Provision for income taxes..................................           3,026      5,317         7,739         5,210        2,245
                                                                    --------   --------     ---------     ---------    ---------
Net loss....................................................        $ (3,359)  $(50,670)    $(188,281)    $(104,132)   $(118,257)
                                                                    ========   ========     =========     =========    =========
Net loss per share:
     Basic and diluted......................................        $  (0.15)  $  (1.73)    $   (3.07)    $   (1.81)   $   (1.56)
                                                                    ========   ========     =========     =========    =========

Weighted average shares:
     Basic and diluted......................................          21,803     29,262        61,329        57,531       75,806
                                                                    ========   ========     =========     =========    =========

     The accompanying notes are an integral part of these consolidated financial statements.

                                USWEB CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                        RETAINED
                                                                          ADDITIONAL      OTHER         EARNINGS/        TOTAL
                                                                           PAID-IN     COMPREHENSIVE  ACCUMULATED    STOCKHOLDERS'
                                                      COMMON STOCK         CAPITAL        INCOME        DEFICIT         EQUITY
                                                      ------------         -------        ------        -------         ------
Balance at December 31, 1995................    16,981,500       $   17    $  2,809                    $   3,524        $  6,350
Issuance of Common Stock warrants...........            --           --         269                           --             269
Tax benefit from disqualifying dispositions.            --           --         926                           --             926
Distributions to stockholders...............            --           --        (499)                      (4,481)         (4,980)
Issuance of Common Stock, net...............    10,462,000            6      48,449                           --          48,455
Collection of note receivable...............            --           --         600                           --             600
Exercise of stock options...................       281,000           --          30                           --              30
Stock compensation expense..................            --           --         146                           --             146
Net loss....................................            --           --          --                       (3,359)         (3,359)
                                                ----------       ------    --------                    ---------        --------
Balance at December 31, 1996................    27,724,500           23      52,730                       (4,316)         48,437

Tax benefit from disqualifying dispositions.            --           --       3,343                           --           3,343
Distributions to stockholders...............            --           --          --                       (2,172)         (2,172)
Deferred issuance of common stock related to
  business acquisitions.....................            --           --       5,582                           --           5,582
Deferred tax asset recorded in connection with
  taxable pooling of interests..............            --           --       9,346                           --           9,346
Repurchase of Common Stock and
  cancellation of note receivable from
  stockholder...............................        (9,000)          --                                       --              --
Change in subsidiaries' fiscal year-ends....            --           --          --                         (264)           (264)
Exercise of stock options...................       103,079           --         500                           --             500
Common Stock issued for acquired
  businesses................................     8,201,683            8      46,122                           --          46,130
Issuance of Common Stock, net...............     7,993,964            8      56,410                           --          56,418
Conversion of Mandatorily Redeemable
  Preferred Stock...........................    12,094,359           12      32,478                                       32,490
Issuance of Affiliate warrants..............            --           --         150                           --             150
Collection of note receivable...............            --           --       1,400                           --           1,400
Stock compensation expense..................            --           --      10,641                           --          10,641
Net loss....................................            --           --          --                      (50,670)        (50,670)
                                                ----------       ------    --------                    ---------        --------
Balance at December 31, 1997................    56,108,585           51     218,702                      (57,422)        161,331
Tax benefit from disqualifying dispositions.
                                                        --           --         815                           --             815
Common Stock issued for acquired
      businesses............................     8,431,898            8     208,872                                      208,880
Issuance of Common Stock, net ..............     2,302,604            3      35,881                                       35,884
Change in subsidiaries fiscal year-end......                                                              (1,467)         (1,467)
Exercise of stock options and warrants......     3,227,591            4      16,920                                       16,924
Issuance of warrants .......................                                 27,112                                       27,112
Stock compensation expense .................                                 38,674                                       38,674
Net loss....................................            --           --          --                     (188,281)       (188,281)
                                                ----------       ------    --------                    ---------        --------
Balance at December 31, 1998................    70,070,678           66     546,976                     (247,170)        299,872
Common Stock issued for acquired
     businesses (unaudited).................     9,997,977           10     223,095                           --         223,105
Issuance of Common Stock, net (unaudited)...       445,608            1       5,745                                        5,746
Exercise of stock options and warrants
     (unaudited)............................     5,288,934            5      42,733                                       42,738
Issuance of warrants (unaudited)............                                 41,969                                       41,969
Stock compensation expense (unaudited)......            --           --      41,917                           --          41,917
Comprehensive Income (unaudited)............            --           --                  $ 38,411             --          38,411
Net loss (unaudited)........................            --           --          --                     (118,257)       (118,257)
                                                ----------       ------    --------      --------      ---------        --------
Balance at September 30, 1999 (unaudited)...    85,803,197       $   82    $902,435      $ 38,411      $(365,427)       $575,501
                                                ----------       ------    --------      --------      ---------        --------

     The accompanying notes are an integral part of these consolidated financial statements.

                                USWEB CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                    YEAR ENDED DECEMBER 31,         NINE MONTHS ENDED SEPTEMBER 30,
                                                                    -----------------------                 -----------
                                                                 1996       1997         1998           1998            1999
                                                                 ----       ----         ----           ----            ----
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss...............................................    $ (3,359)  $(50,670)    $(188,281)      $(104,132)      $(118,257)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
        Depreciation and amortization......................      1,444     14,271        81,487          50,691         111,533
        Provision for doubtful accounts....................         --        819         1,280           1,391           3,960
        Provision for loss on contract.....................         --         --         9,994           2,094           4,071
        Stock, option and warrant costs and expenses.......        315     11,891        52,252          33,524          41,917
        Acquired in-process technology.....................         --      9,472        25,508          25,508           2,212
        Impairment of goodwill.............................         --         --        11,079              --              --
        Impairment of investee carried at cost.............         --      4,000            --              --              --
        Deferred income taxes..............................     (1,097)      (856)          470           3,332              --
        Tax benefit from disqualifying dispositions........        926      3,343           815             110              --
        Changes in assets and liabilities:
           Accounts receivable.............................     (9,932)   (23,506)      (11,140)        (16,759)        (90,166)
           Other assets....................................       (739)    (1,254)       (7,152)         (5,680)         (8,999)
           Accounts payable................................     13,101     13,010        (5,498)         (3,282)         10,657
           Accrued expenses................................      6,249       (335)       12,794          (7,340)         (8,767)
           Deferred revenue................................        246        517           574             866          35,353
           Income taxes payable............................     (1,253)      (847)        3,980           1,218          (1,061)
                                                              --------   --------     ---------       ---------       ---------
          Net cash provided by (used in)
             operating activities..........................      5,901    (20,145)      (11,838)        (18,459)        (17,547)
                                                              --------   --------     ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment...................     (3,070)    (5,103)       (9,661)         (6,575)        (22,279)
   Cash received (used in) acquisitions....................         55    (12,611)      (11,074)         (5,526)        (12,572)
   Purchase of investment in affiliate.....................     (2,850)    (1,150)           --              --              --
   Purchase of short-term investments......................    (39,710)   (21,175)      (95,714)        (88,644)        (55,763)
   Proceeds from sales of short-term investments...........      1,750     34,934        84,026          65,509          59,827
                                                              --------   --------     ---------       ---------       ---------
          Net cash used in investing activities............    (43,825)    (5,105)      (32,423)        (35,236)        (30,787)
                                                              --------   --------     ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of Common and
     Preferred Stock, net..................................     59,276     71,957        52,670          44,591          48,464
   Distributions to stockholders...........................     (4,635)    (2,398)           --              --              --
   Proceeds from bank borrowings and notes payable.........        500      2,000            --              --           2,241
   Repayment of bank borrowings............................       (382)    (3,414)       (1,349)           (577)             --
   Proceeds from collection of notes receivable............        563      1,400            --              --              --
   Proceeds from issuance of warrants, net.................         --         --            --              --          15,000
   Proceeds from capital lease financing...................        599        431         2,570           2,570             841
   Principal payments on capital lease.....................       (209)      (704)       (2,002)         (1,630)         (1,766)
                                                              --------   --------     ---------       ---------       ---------
          Net cash provided by financing activities........     55,712     69,272        51,889          44,954          64,780
                                                              --------   --------     ---------       ---------       ---------
Effect of the foreign exchange rate changes                         --         --            --              --             909
Increase (decrease) in cash and cash equivalents...........     17,788     44,022         7,628          (8,741)         17,355
Change in subsidiary fiscal years..........................         --     (4,259)       (5,040)             --              --
Cash and cash equivalents, beginning of period.............      4,817     22,605        62,368          62,368          64,956
                                                              --------   --------     ---------       ---------       ---------
Cash and cash equivalents, end of period...................   $ 22,605   $ 62,368     $  64,956       $  53,627       $  82,311
                                                              ========   ========     =========       =========       =========


     The accompanying notes are an integral part of these consolidated financial statements.

                                USWEB CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS

     USWeb Corporation (doing business as USWeb/CKS) and its subsidiaries ("USWeb/CKS" or the "Company") is a leading Internet professional services firm that offers a comprehensive range of services to deliver Internet solutions designed to improve clients' business processes. USWeb/CKS has built a network of consulting offices and what it believes to be one of the most recognized brands for Internet professional services. The Company provides Internet professional services including strategy consulting, analysis and design, technology development, systems implementation and integration, audience development and maintenance. The Company also provides consulting services in the areas of strategic corporate and product positioning, corporate identity and product branding, new media, environmental design, packaging, collateral systems, advertising, direct marketing, consumer and trade promotions and media placement services.

     On December 17, 1998, USWeb Corporation ("USWeb") issued 23,428,341 shares of its common stock for all of the outstanding common stock of CKS Group, Inc. ("CKS Group") based on a conversion ratio of 1.5 shares of the Company's Common Stock for each share of CKS Group's common stock. The transaction has been accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of both USWeb and CKS Group.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying consolidated financial statements have been presented to reflect the acquisitions accounted for as poolings of interests for all periods presented. See Note 2. Investments in business entities in which the Company has an equity interest of less than 20% and does not have the ability to exercise significant influence are accounted for using the cost method. At each balance sheet date, the Company assesses the fair market value of its cost-based investments and recognizes any identified impairment.

UNAUDITED INTERIM RESULTS

     The accompanying interim consolidated financial statements for the nine-month periods ended September 30, 1998 and 1999, together with the related notes, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the consolidated financial statements for 1996, 1997 and 1998 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position at September 30, 1999 and its results of operations and its cash flows for the nine-month periods ended September 31, 1998 and 1999.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company invests its excess cash in debt instruments of the U.S. Government, its agencies, and in high-quality corporate and municipality issues. The Company considers all highly liquid investments with a remaining contractual maturity, at the date of their acquisition, of three months or less to be cash equivalents. All short-term investments are classified as available-for-sale and are carried at fair value. Any unrealized gains or losses are reported as a separate component of stockholders' equity when significant.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally two to seven years. Equipment under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the related assets or the remaining lease terms.

                                USWEB CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

INTANGIBLE ASSETS

     Goodwill resulting from the Company's acquisitions of Internet professional services firms is estimated by management to be primarily associated with the workforce acquired and technological know how. Accordingly, a significant portion of the purchase price of each acquisition is considered to relate to workforce in place. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals, goodwill recorded in connection with the Company's acquisitions of Internet professional services firms is amortized on a straight-line basis over the estimated periods of benefit, which range from twelve to forty-two months. Goodwill recorded in connection with the Company's acquisitions of advertising firms is amortized on a straight-line basis over twenty years. For certain acquisitions where the Company expects to issue additional shares at the end of the twelve-month purchase price adjustment periods, amortization rates have been increased to reflect amortization of the total expected consideration based upon the estimated fair value of the incremental shares at the end of the purchase price adjustment periods.

     At each balance sheet date, the Company assesses the value of recorded goodwill for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to its net investment in each subsidiary. In December 1998, the Company determined that an impairment provision totaling $11,079 was necessary in connection with its acquisition of an advertising firm and recognized this amount as a charge to operating expenses in the year ended December 31, 1998. See Note 2.

     Completed technologies obtained through acquisition or merger are capitalized and amortized on a straight-line basis over an estimated benefit period of six to twelve months. Costs of in-process technology acquired prior to the achievement of technological feasibility determined using the working model approach, and any costs associated with internally developed proprietary technologies prior to the achievement of technological feasibility, determined using the working model approach, are expensed in the period incurred.

REVENUE RECOGNITION

     The Company derives its revenues primarily from consulting service agreements (including retainer fees, fixed-price and time-and-materials agreements) and advertising commissions. Revenues are recognized over the period of each engagement using primarily the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. Provisions for contract adjustments and losses are recorded in the period such items are identified. Deferred revenue represents amounts billed in advance of services being performed. Commissions earned from advertising placed with media are generally recorded as revenue at the time the advertising appears or is broadcast. Commissions earned for production expenditures and fees derived from other services are recognized as revenue upon performance of the service.

ADVERTISING COSTS

     Advertising costs are expensed as incurred in accordance with Statement of Position ("SOP") 93-7, "Reporting on Advertising Costs." Advertising costs for the years ended December 31, 1996, 1997 and 1998 totaled $3,223, $4,060 and $1,562 respectively.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

                                USWEB CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


The Company also complies with the provisions of Emerging Issues Task Force Issue No. 96-18 ("EITF 96-18") with respect to stock options granted to non-employees who are consultants to the Company. EITF 96-18 requires variable plan accounting with respect to such non-employee stock options, whereby compensation associated with such options is measured on the date such options vest, and incorporates the current fair market value of the Company's Common Stock into the option valuation model.

INCOME TAXES

     Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

NET LOSS PER SHARE

     The Company computes net loss per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. The weighted average shares used to compute basic net loss per share include outstanding shares of Common Stock from the date of issuance and shares vested under stock bonus arrangements computed for each period by dividing cumulative amortization of deferred compensation expense by the weighted average price of the Company's Common Stock during the period. The computation excludes (i) for the year ended December 31, 1997 and 1998, 2,051,000 and 3,682,000 respectively, equivalent acquisition-related shares held in escrow ("Acquisition Shares"), (ii) for the years ended December 31, 1996, 1997 and 1998, 4,286,000, 2,830,000 and 1,518,000, respectively, of equivalent shares of Common Stock subject to repurchase rights ("Restricted Shares") and (iii) for the years ended December 31, 1996 and 1997, 5,375,000 and 10,278,000, respectively, of equivalent shares of Mandatorily Redeemable Convertible Preferred Stock ("Preferred Stock") prior to their conversion into Common Stock on December 5, 1997. In addition, the calculation of diluted net loss per share excludes Common Stock issuable upon exercise of employee stock options and upon exercise of outstanding warrants, as their effect in all periods presented is antidilutive.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The Company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses. At December 31, 1997 and 1998 the fair value of these instruments approximated their carrying values.

     The Company's customer base is geographically dispersed and highly diversified. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral to secure accounts receivable. Although an allowance for doubtful accounts is maintained, the Company has not experienced any significant credit losses to date.

     The Company is subject to concentrations of credit risk and interest rate risk related to its short-term investments. The Company's credit risk is managed by limiting the amount of investments placed with any one issuer, investing primarily in debt instruments of the US Government and its agencies, municipal bonds and high quality corporate issues generally with maturities of one year or less.

                                USWEB CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


SEGMENT INFORMATION

     Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     The Company has organized its business in a single operating segment, providing professional services that help its clients define strategies and ways to build their businesses by combining the expertise of strategy, Internet technology and marketing communications. Further, the Company derives the vast majority of its revenue from its operations in the United States.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's fiscal year 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP-98-1 is expected to have no material impact on the Company's financial condition or results of operations.

     In April, 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. As USWeb/CKS has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

NOTE 2--ACQUISITIONS

     During the period from August 1, 1996, to December 31, 1998, the Company completed the acquisitions of thirty-eight Internet professional services firms and advertising firms in various transactions accounted for as purchase business combinations. Collectively, the companies acquired through December 31, 1998 accounted for as purchase business combinations are referred to herein as the "Acquired Entities." The aggregate purchase price of the Acquired Entities was approximately $310,100.

     The acquisition prices of the Acquired Entities were allocated, on an entity-by-entity basis, to the assets acquired, including tangible and intangible assets and liabilities assumed based upon the fair values of such assets and liabilities on the


                                USWEB CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



dates of the acquisitions. Approximately $10,300 of the aggregate purchase price was allocated to identified net tangible assets consisting primarily of cash, accounts receivable, property and equipment, and accounts payable. The historical carrying amounts of such assets approximated their fair values on the dates of acquisition. Approximately $35,000 of the aggregate purchase price was allocated to in-process technology. Because such in-process technology had not reached the stage of technological feasibility at the acquisition dates and had no alternative future use, these amounts were immediately charged to operations. Approximately $13,100 of the aggregate purchase price was allocated to existing technology and is being amortized over its estimated useful life of six months to one year. Approximately $251,700 of the aggregate purchase price was allocated to goodwill, primarily workforce in place, and is being amortized over its estimated useful life of twelve to forty-two months with respect to the Internet professional services firms, and twenty years with respect to the advertising firms.

     Prior to the combination of USWeb and CKS Group, CKS Group's fiscal year ended on November 30. In recording the business combination, CKS Group's consolidated financial statements as of and for each of the two years in the period ended November 30, 1997 have been combined with USWeb's consolidated financial statements as of and for each of the two years in the period ended December 31, 1997. In 1998, CKS Group changed its fiscal year-end to December 31 to conform to USWeb's year-end. As a result, an adjustment has been made to stockholders' equity as of December 31, 1998, to eliminate the effect of including CKS Group's unaudited results of operations for the month ended September 30, 1998 in the year ended December 31, 1998. CKS Group's unaudited results of operations for the month ended September 30, 1998, included revenues of $7,893 and a net loss of $1,467.

     In December 1998, in connection with the renewal of an employment arrangement with a key employee of one of the Company's Acquired Entities, the Company estimated that the future undiscounted net cash flows from this Acquired Entity would be significantly less than in prior periods. Based upon the provisions of this employment arrangement and the expected net discounted cash flows, an impairment charge totaling $11,079 was recorded in operating expenses in the year ended December 31, 1998.

     Between January 31, 1997 and June 17, 1997, CKS Group acquired two entities in the advertising industry under separate transactions that were accounted for as poolings of interests (the "CKS Group Acquisitions"). The aggregate consideration for these transactions was 1,623,599 shares of CKS Group Common Stock. The following unaudited pro forma consolidated amounts give effect to the acquisitions of the Acquired Entities as if they occurred on January 1, 1996 and on January 1, 1997 (or date of inception, if later).

                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                             1997              1998
                                                                             ----              ----
Revenues...........................................................      $   172,397       $   256,640
Net loss ..........................................................      $  (225,426)      $  (177,869)
 .
Pro forma net loss per share:
     Basic and diluted..............................................     $     (5.21)      $     (2.66)
Weighted average shares:
     Basic and diluted..............................................      43,241,000        66,959,000


The following table sets forth revenues and net income (loss) for acquired entities that were accounted for as poolings of interests and previously reported separately:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      -----------------------
                                                                              1996             1997              1998
                                                                              ----             ----              ----
Revenues:
     USWeb/CKS......................................................        $      --       $       --       $    72,648
     USWeb..........................................................            1,820           19,278            73,086
     CKS............................................................           56,951           95,024            82,866
     CKS acquired entities..........................................            7,618               --                --
                                                                            $  66,389       $  114,302       $   228,600
Net income (loss):
     USWeb/CKS......................................................        $      --       $       --       $   (84,149)
     USWeb..........................................................          (13,808)         (58,336)         (111,532)
     CKS............................................................            5,679            7,666             7,400
     CKS acquired entities..........................................            4,770               --                --
                                                                            $  (3,359)      $  (50,670)      $  (188,281)


NOTE 3--SUPPLEMENTAL CASH FLOW INFORMATON:

                                                                                                         NINE MONTHS ENDED
                                                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                           ----------------------          -------------
                                                                          1996      1997      1998       1998        1999
                                                                          ----      ----      ----       ----        ----
                                                                                                           (unaudited)
Supplemental disclosures:
     Cash paid for interest.........................................     $  121   $   263  $    425    $     50    $    487
     Income taxes...................................................      4,488     1,386       979         128       1,279
Non-cash financing and investing activities:
     Common Stock issued for note receivable........................      2,000        --        --          --          --
     Notes payable converted into Common Stock......................        957        --        --          --          --
     Equipment acquired through capital lease.......................        288       578        --          --          --
     Common Stock issued for acquisitions...........................      4,997    46,293   208,872     176,998     220,331
     Assumptions of liabilities in acquisition......................                2,146     5,284       4,976          --
     Deferred tax asset recorded in connection with taxable
        pooling of interests transactions...........................         --     9,346        --          --          --


                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 4--BALANCE SHEET COMPONENTS:

                                                                                  DECEMBER 31,             SEPTEMBER 30
                                                                                  ------------             ------------
                                                                               1997            1998            1999
                                                                               ----            ----            ----
                                                                                                            (unaudited)
Accounts receivable, net:
     Accounts receivable...............................................      $  58,363        $ 68,817        $ 161,113
     Media receivable..................................................             --           9,929           23,131
     Unbilled revenues.................................................          6,444          15,533           47,388
     Less: Allowance for doubtful accounts.............................         (2,261)         (5,241)         (11,941)
                                                                             ---------       ---------        ---------
                                                                             $  62,546       $  89,038        $ 219,691
                                                                             =========       =========        =========
Property and equipment, net:
     Computer equipment................................................      $  13,072       $  25,445        $  40,956
     Furniture and fixtures............................................          3,536           3,483            8,757
     Leasehold improvements............................................          2,991           3,491           13,762
                                                                             ---------       ---------        ---------
                                                                                19,599          32,419           63,475
     Less: Accumulated depreciation and amortization...................         (7,548)        (13,539)         (21,335)
                                                                             ---------       ---------        ---------
                                                                             $  12,051       $  18,880        $  42,140
                                                                             =========       =========        =========
Intangible assets, net:
     Goodwill, primarily workforce in place............................      $  56,572       $ 239,768        $ 528,865
     Customer lists....................................................             --              --            9,000
     Purchased technology..............................................          3,610          13,058           17,459
                                                                             ---------       ---------        ---------
                                                                                60,182         252,826          555,324
     Less: Accumulated amortization....................................        (10,935)        (84,491)        (188,282)
                                                                             ---------       ---------        ---------
                                                                             $  49,247       $ 168,335        $ 367,042
                                                                             =========       =========        =========
Accrued expenses:
     Compensation and benefits.........................................      $   5,128       $  14,331        $  50,028
     Accrued financing costs...........................................          1,450              --               --
     Marketing costs...................................................          1,260           3,458            2,608
     Professional fees.................................................          1,012           3,953            4,003
     Merger and related costs..........................................             --          17,892            1,105
     Guaranteed acquisition payment....................................             --              --           27,500
     Acquisition related costs.........................................             --           1,422           21,307
     Other.............................................................          8,884          11,852           17,225
                                                                             ---------       ---------        ---------
                                                                             $  17,734       $  52,908        $ 123,776
                                                                             =========       =========        =========


NOTE 5--SHORT-TERM INVESTMENTS:

         At December 31, 1998, the fair value of the Company's short-term investments approximated cost. Accordingly, the difference between the short-term investment portfolio's fair value and its cost has not been presented as a separate component of stockholders' equity. Information about short-term investments is as follows:

                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                    1997             1998
                                                                                 ------------     ------------
Commercial paper and corporate bonds......................................         $     --         $ 15,492
Obligations of the U.S. Government and its agencies.......................               --              893
Obligations of staes and their political subdivisions.....................           24,029           15,606
Other debt securities.....................................................               --            4,329
                                                                                   --------         --------
                                                                                   $ 24,029         $ 36,230
                                                                                   ========         ========


                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                        DECEMBER 31,
                                                                                        ------------
                                                                                    1997             1998
                                                                                 ------------     ------------
Due within one year.......................................................         $ 11,329         $ 34,182
Due after one year through five years.....................................               --            2,048
Due after five years through ten years....................................            1,900               --
Due after ten years.......................................................           10,800               --
                                                                                   --------         --------
                                                                                   $ 24,029         $ 36,230
                                                                                   ========         ========


NOTE 6--INCOME TAXES:

   HISTORICAL INCOME TAXES

     The provision for income taxes consisted of the following:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------
                                                                             1996             1997                1998
                                                                             ----             ----                ----
                                                                                         (IN THOUSANDS)
     Current:
               Federal                                                     $ 2,328           $ 1,562             $ 4,108
               State.................................................          942               818               2,123
               Foreign...............................................           --               450               (385)
                                                                           -------           -------             -------
                    Total current....................................        3,270             2,830               5,846
                                                                           -------           -------             -------
     Deferred:
               Federal...............................................         (937)             (771)              1,020
               State.................................................         (233)              (85)              (659)
                                                                           -------           -------             -------
                    Total deferred...................................       (1,170)             (856)                361
                                                                           -------           -------             -------
     Charge in lieu of taxes attributable to employee
                  stock option plans.................................          926             3,343               1,532
                                                                           -------           -------             -------
                                                                           $ 3,026           $ 5,317            $  7,739
                                                                           -------           -------             -------


                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                                                         DECEMBER 31,
                                                                                                         ------------
                                                                                                    1997              1998
                                                                                                    ----              -----
     Deferred tax assets:
               Net operating losses.......................................................       $ 17,000            $ 19,192
               Accounts receivable allowances.............................................            533               2,177
               Depreciation...............................................................            230                  89
               Federal benefit of state taxes.............................................             --                 190
               Basis of assets for tax purposes in excess of book
                  for taxable pooling transactions........................................         10,280              10,145
               Deferred compensation......................................................            206              19,562
               Benefit and other accruals.................................................            256               7,850
               Other                                                                                  313                 406
                                                                                                ---------          ----------
                    Gross deferred tax assets.............................................         28,818              59,611
                                                                                                ---------          ----------
     Deferred tax liabilities:
               Effect of deferred state taxes.............................................                             (1,211)
               Change from cash to accrual method of accounting for income
                  tax purposes............................................................           (278)               (156)
                                                                                                ---------          ----------
                    Total deferred tax liabilities........................................           (278)             (1,367)
                                                                                                ---------          ----------

     Net deferred tax assets..............................................................         28,540              58,244
     Valuation allowance..................................................................        (17,000)            (47,139)
                                                                                                ---------          ----------
          Net deferred tax assets.........................................................      $  11,540           $  11,105
                                                                                                =========          =========


         Deferred tax assets of approximately $47,139 at December 31, 1998 consists of federal and state net operating loss carryforwards which are subject to separate return limitations rules and other expenses not currently deductible for tax purposes. Based on these limitations and a number of factors, including the lack of a history of profits and the fact that the Company competes in a developing market that is characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of $47,139 of deferred tax assets such that a valuation allowance has been provided.

         The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      -----------------------
                                                                           1996               1997                 1998
                                                                           -----              ----                 ----
          Federal tax statutory rate................................        (35.0)%          (35.0)%             (35.0)%
          Partnership benefit.......................................       (514.0)            (0.7)                 --
          State income taxes, net of federal benefit................        138.0              1.9                 0.6
          Nondeductible intangible assets...........................           --             23.0                 1.4
          Change in valuation allowance.............................      1,451.0             22.0                  --
          Book loss with no current benefit.........................           --               --                37.0
          Other.....................................................       (131.3)             0.5                 0.3
                                                                          -------            -----              ------
                                                                              908%            11.7%               4.3%
                                                                          =======            =====              ======

         At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $47,618 and $34,099, respectively, available to reduce future taxable income, which expire in varying amounts through 2013. The Company's ability to utilize net operating loss carryforwards and tax credits are subject to limitations as set forth in applicable federal and state tax laws. As specified in the Internal Revenue Code, an ownership change of more than 50% by a combination of the Company's significant

                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

stockholders during any three-year period would result in certain limitations on the Company's ability to utilize its net operating loss and credit carryforward. Such a change occurred in December 1997 resulting in a $13,000 annual limitation.

NOTE 7--COMPREHENSIVE INCOME:

         Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income includes changes in the balances of items that are reported directly as a separate component of stockholders' equity on the condensed consolidated balance sheet. USWeb/CKS had comprehensive income comprising net unrealized gain on equity securities and foreign currency translation adjustments. The components of comprehensive income for the years ended December 31, 1996, 1997 and 1998 and nine months ended September 30, 1999 and 1998 unaudited were as follows:

                                                         YEAR ENDED                     NINE MONTHS
                                                        DECEMBER 31,                 ENDED SEPTEMBER 30,
                                              ---------------------------------    ---------------------
                                                1996       1997         1998          1998        1999
                                              --------   ---------   ----------    ----------  ----------
                                                                                        (UNAUDITED)
Net loss..................................... $(3,359)   $(50,670)   $(188,281)     $(104,132)   $(118,257)
Net unrealized gain on equity securities.....      --          --           --             --       37,502
Foreign currency translation adjustments.....      --          --           --             --          909
                                              --------   ---------   ----------    ----------  ----------
     Comprehensive income.................... $(3,359)   $(50,670)   $(188,281)    $(104,132)    $ (79,846)
                                              ========   =========   ==========    ==========  ==========

         The components of accumulated other comprehensive income at December 31, 1998 and September 30, 1999 were as follows:

                                                            DECEMBER 31,       SEPTEMBER 30,
                                                               1998                1999
                                                            ------------       -------------
                                                                                (UNAUDITED)
Net unrealized gain on equity securities.................      $--               $37,502
Foreign currency translation adjustments.................       --                   909
                                                              -----              -------
     Accumulated other comprehensive income..............      $--               $38,411
                                                              =====              =======

NOTE 8--NOTES PAYABLE:

         In July 1995, the Company entered into a credit agreement with a bank which allowed for borrowings of up to $4,600, including a $3,000 line of credit, a $1,000 equipment line of credit, and a $600 term loan to refinance existing debt. The equipment line of credit and term loan expired during 1997. Borrowings were secured by all assets of the Company. As of December 31, 1998, the Company has no amounts outstanding under this line of credit.

         On October 6, 1997, the Company entered into a credit facility with a bank that allows the Company to borrow up to maximum of $3,000 to finance various equipment purchases. Advances accrue interest at the banks prime lending rate plus 1% (10.0% at December 31, 1998) and are repayable over a thirty-six month period. The credit facility is secured by the assets of the Company and expires on September 29, 2001. In addition, the bank requires the Company to comply with certain financial covenants relating to profitability and cash flow ratios. The Company was in compliance with all covenants at December 31, 1998.

         In November 1997, the Company obtained a bridge loan facility from a bank. Under the terms of the facility, the Company borrowed $2,000 (the maximum amount available), which was secured by substantially all of the Company's assets. The loan accrued interest at the banks prime rate plus 1%. On December 10, 1997, the Company repaid the outstanding amount.

NOTE 9--COMMITMENTS AND CONTINGENCIES:

   LEASES

         The Company leases certain office facilities under noncancelable operating leases. The leases provide for escalating monthly payments that are charged to operations ratably over the lease term. The leases also provide for the Company to pay property taxes, insurance and certain other operating costs of the leased property and generally contain renewal provisions.

         Future minimum lease payments under all noncancelable operating and capital leases as of December 31, 1998 are as follows:

     YEAR ENDED                                                                               OPERATING            CAPITAL
     DECEMBER 31,                                                                              LEASES              LEASES
     -------------                                                                             ------              ------
     1999..............................................................................        $ 15,112           $  3,547
     2000..............................................................................          12,498              1,327
     2001..............................................................................           9,948                285
     2002..............................................................................           8,663                 --
     Thereafter........................................................................          12,370                 --
                                                                                               --------           --------
     Total minimum payments............................................................        $ 58,591              5,159
                                                                                               --------           --------
     Less: Amount representing interest................................................                               (337)
                                                                                                                  --------
     Present value of capital lease obligations........................................                              4,822
     Less: Current portion.............................................................                              3,445
                                                                                                                  --------
     Lease obligations, long-term......................................................                           $  1,377
                                                                                                                  ========


                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     Equipment recorded under capital leases is included in Property and Equipment as follows:

                                                                                           DECEMBER 31,
                                                                                           ------------
                                                                                     1997               1998
                                                                                     ----               ----
     Computer and equipment................................................        $ 1,234            $ 3,285
     Furniture and fixtures................................................            154                496
     Leasehold improvements................................................             --                177
                                                                                   -------            -------
                                                                                     1,388              3,958

     Less: Accumulated depreciation........................................           (877)            (1,537)
                                                                                   -------            -------
                                                                                   $   511            $ 2,421
                                                                                   =======            =======

     Rent expense for operating leases totaled $2,935, $7,872 and $13,275 for the years ended December 31, 1996, 1997 and 1998, respectively.

LITIGATION

         As is typical for companies in USWeb/CKS's business and of USWeb/CKS's size, the Company is from time to time the subject of lawsuits. Management does not believe that the outcome of any pending litigation is likely to be material to USWeb/CKS. However due to the inherent uncertainties of litigation, there is a risk that the outcome of pending or any future litigation could have a material adverse effect on the Company's business, financial condition, cash flows, or results of operations.

         On November 5, 1998, a putative class action lawsuit was filed in the United States District Court for the Northern District of California against CKS Group and three of its officers and directors. The complaint alleges that during the period March 20, 1997 to November 7, 1997 (the "Class Period"), the defendants violated the Securities Exchange Act and the SEC rules and regulations thereunder by issuing false and misleading statements about CKS Group's operations, revenues and earnings which allegedly inflated CKS Group's reported revenues, earnings and stock price. The complaint further alleges that those who purchased CKS Group's stock did so at artificially inflated prices. The plaintiff seeks to recover damages in an unspecified amount (together with interest and attorneys' fees) on behalf of all purchasers of CKS Group Common Stock during the Class Period. The Company believes that this lawsuit is without merit and intends to defend this action vigorously. Certain of such legal proceedings may be covered under insurance policies or indemnification agreements. Based upon information presently available, the Company believes that the final outcome of such proceedings will not have a material adverse effect upon the Company's business, results of operations or financial condition.

         On September 15, 1998, U S WEST filed a complaint against USWeb/CKS and one of its licensees in the United States District Court for the District of Nebraska, alleging claims under federal and state law for trademark infringement, trademark dilution, and unfair competition (the "Nebraska Action"). U S West filed an Amended Complaint on October 5, 1998. U S West seeks to enjoin all use by the Company of "USWeb." On March 4, 1999, the Company filed a motion to dismiss U S West's Amended Complaint. On March 3, 1999, the Company filed a complaint against U S West in the United States District Court for the Northern District of California, seeking a declaration that the Company's use of "USWeb" does not infringe upon, dilute, or otherwise violate any valid rights of U S West (the "California Action"). Discovery has not yet begun in the Nebraska Action or the California Action. USWeb/CKS believes that the Nebraska Action is without merit and intends to defend this action vigorously.

NOTE 10--STOCKHOLDERS' EQUITY:

AUTHORIZED STOCK

         The Company is authorized to issue 200,000,000 shares of $0.001 par value Common Stock and 1,000,000 shares of $0.001 par value Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

COMMON STOCK

         During 1996, 5,000,000 shares of Common Stock were purchased by USWeb's five founders ("Founders

                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Shares"). In the event that any one of the founders ceased to be an employee of the Company, the Company had the right to repurchase ("the Repurchase Right"), at the original purchase price, a declining percentage of the shares issued through December 31, 1999. During August 1997, an USWeb founder terminated his employment. In connection with the termination, the Company accelerated the vesting of 111,205 shares of Founders Shares and accordingly recognized a charge in the amount of $1,080. Additionally, 349,502 shares of unvested Founder's Stock were repurchased by the Company at their original issuance price of $0.0003 per share. In the event of a change in control of the Company, the Founders Shares shall become immediately vested in full and the Repurchase Right shall lapse. At December 31, 1998, 1,059,000 Founders Shares were subject to repurchase rights.

         On September 30, 1997, the Company sold 222,222 shares of Common Stock in a private transaction to an independent third party in exchange for a note receivable in the amount of $2,000. On October 14, 1997, the note receivable was collected in full.

         On December 5, 1997, USWeb completed its initial public offering of 5,750,000 shares of its Common Stock. Net proceeds to the Company were approximately $38,309. In addition, the Company sold 1,666,666 shares of Common Stock to Intel Corporation in a private placement that closed contemporaneously with the offering. Net proceeds to the Company aggregated approximately $9,650. In connection with the discounted sale of Common Stock to Intel Corporation, the Company recognized a $1,250 non-cash charge that is included in marketing, sales and support expense.

         On April 7, 1998, USWeb completed a follow-on offering whereby the Company sold 1,581,216 shares of Common Stock. Net proceeds to the Company from the follow-on offering aggregated approximately $31,151, after deducting underwriter's discounts and expenses of the offering. In addition, various option and warrant holders who participated as selling stockholders in the offering exercised 387,118 stock options and warrants to purchase 56,547 shares of Common Stock. Net proceeds to the Company from the exercise of stock options and warrants aggregated approximately $2,698.

         In September 1998, the Company adopted a stock repurchase program to buy shares of its Common Stock in the open market. The Board of Directors authorized the repurchase of up to the lesser of 1,000,000 shares or $15,000. The stock repurchase program will expire in 1999. As of December 31, 1998, no shares had been repurchased under this program.

WARRANTS

         From January 1996 to December 31, 1996 the Company issued warrants to purchase 104,721 shares of its Common Stock at exercise prices ranging from $0.09 to $1.62 per share. The fair value of these warrants on their respective grant dates was not material. The warrants are exercisable at any time, and their expiration dates range from May 2001 through February 2006.

         In connection with a financing, the Company issued warrants to purchase a total of 704,549 shares of stock at $7.50 per share. The warrants are exercisable at any time prior to their expiration in May 2000.

         In May 1998, the Company entered into a strategic alliance with NBC Multimedia, Inc. ("NBC") to expand production capabilities for NBC's interactive properties and services. As part of the strategic alliance the Company was awarded a multi-year contract where revenues earned under the contract are expected to approximate $11,000. In connection with the strategic alliance, the Company issued warrants to NBC allowing them to purchase 1,600,000 and 500,000 shares of the Company's Common Stock at $22.50 and $25.43 per share, respectively. Warrants to purchase 1,050,000 shares are exercisable at any time prior to their expiration in November 1999 (the "Fixed Warrants"). Warrants to purchase the remaining 1,050,000 shares are subject to cancellation or, if previously exercised, are subject to repurchase by the Company at the original purchase price, in the event that the agreement is cancelled by NBC prior to May 2002 (the "Variable Warrants"). The warrants were initially valued at $12,568. Of the total value ascribed to the NBC warrants, $6,286 was attributable to the Fixed Warrants and recorded as part of stock compensation in operating expenses. The remaining $6,282 of the initial value was attributed to the Variable Warrants, which are included as part of

                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


the costs of the NBC contract. The Variable Warrants are subject to revaluation at each balance sheet date through the date the related cancelation or repurchase rights lapse. The Variable Warrants were revalued at December 31, 1998, and the original charge was increased to $9,994 based on current market data. The Variable Warrants were revalued at September 30, 1999, and the cumulative charge of $9,994 that had been recorded through December 31, 1998 was increased by $4,071 based on current market data. Because the inclusion of the value of the Variable Warrants as part of the NBC contract results in an overall loss on the contract, the amount of any increase in the value of the variable warrants is reflected in the Company's Statement of Operations as a provision for loss on contract for each period presented.

         In connection with the Company's consulting agreement related to certain mergers and acquisitions, the Company issued warrants to purchase 1,050,583 shares of the Company's Common Stock at exercise prices ranging from $18.35 to $21.99 per share. The warrants are exercisable at any time and expire in five years from the date of grant. The fair value of warrants granted was measured at the grant date using the Black-Scholes formula. At December 31, 1998 $7,455 related to acquisitions accounted for as poolings of interests, and was included in the merger and related costs and $2,601 related to purchase business Combinations was recognized as direct acquisition cost and included in the purchase price of the acquired companies.

NOTE 11--STOCK-BASED COMPENSATION:

         At December 31, 1998, the Company has various stock-based compensation plans, which are described below. The Company applies APB No. 25 and related interpretations and SFAS No. 123 with respect to grants to other than employees in accounting for its plans. Had compensation cost for the Company's various stock-based compensation plans been determined based on the minimum and fair values at the grant dates for awards under those plans consistent with the methods prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                       1996            1997            1998
                                                                    ---------       ---------       ------------
     Net loss:
          As reported--pro forma..............................      $ (3,359)       $ (50,670)       $ (188,281)
                                                                    =========       =========       ============
          As adjusted (unaudited).............................      $ (5,568)       $ (59,208)       $ (213,405)
                                                                    =========       =========       ============
     Net loss per share:
          Basic and diluted, as reported--pro forma...........      $  (0.15)        $  (1.73)       $    (3.07)
                                                                    =========       =========       ============
          Basic and diluted, as adjusted (unaudited)..........      $  (0.26)        $  (2.02)       $    (3.48)
                                                                    =========       =========       ============


   FAIR VALUE ESTIMATES

         For purposes of complying with the disclosure provisions of SFAS No. 123, prior to USWeb's initial public offering in December 1997, the fair value of each option grant of USWeb was determined on the date of grant using the minimum value method. Subsequent to the offering, the fair value was determined using the Black-Scholes option pricing model. Except for the volatility assumption, which was only used under the Black-Scholes model, the following weighted-average assumptions were used for grants during the years ended December 31, 1997 and 1998.


                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------
                                                                      1996            1997              1998
                                                                    ---------       ---------        -----------
     Dividend yield...........................................           0.0%             0.0%              0.0%
     Volatility...............................................           0.0%            64.0%             70.0%
     Risk-free interest rate..................................           6.1%            6.04%             5.27%
     Expected life............................................      4.0 years        3.9 years         3.5 years

                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

STOCK OPTION PLANS

1996 STOCK OPTION PLAN

         The Company has reserved an aggregate of 600,000 shares of Common Stock for issuance under its 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for grants of options to employees and consultants (including officers and directors) of the Company and its subsidiaries. The exercise price of options granted under the 1996 Plan is determined by the 1996 Plan Administrator, as defined. With respect to incentive stock options granted under the 1996 Plan, the exercise price must be at least equal to the fair market value per share of the Common Stock on the date of grant, and the exercise price of any incentive stock option granted to a participant who owns more than 10% of the voting power of all classes of the Company's outstanding Common Stock must be equal to a least 110% of fair market value of the Common Stock on the date of grant.

         Each option outstanding under the 1996 Plan may be exercised in whole or in part at any time. Exercised but unvested shares are subject to repurchase by the Company. Options generally vest, assuming continued service by the optionee as an employee or consultant, at the rate of 25% of the shares subject to the option on the first anniversary of the commencement of vesting date and 1/48th of the shares each month thereafter, such that all shares under the option vest in full four years from the date of commencement of vesting. Options outstanding under the 1996 Plan generally have a term of ten years.

1996 EQUITY COMPENSATION PLAN

         The Company's 1996 Equity Compensation Plan (the "1996 Equity Plan") provides for the granting to employees of incentive stock options, and for the grant to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). At December 31, 1998, a total of 7,000,000 shares of Common Stock are reserved for issuance pursuant to the 1996 Equity Plan.

         The 1996 Equity Plan Administrator, as defined, has the power to determine the terms of the options of SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise.

         Each option outstanding under the 1996 Equity Plan may be exercised in whole or in part at any time. Exercised but unvested shares are subject to repurchase by the Company. Options generally vest, assuming continued service by the optionee as an employee or consultant, at the rate of 25% of the shares subject to the option on the first anniversary of the commencement of vesting date and 1/48th of the shares each month thereafter, such that all shares under the option vest in full four years from the date of commencement of vesting. Options outstanding under the 1996 Equity Plan generally have a term of ten years.

         The restricted stock purchase agreement pursuant to which the SPR is exercised shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchasers' employment with the Company for any reason (including death or disability). The repurchase option shall lapse at a rate determined by the 1996 Equity Plan Administrator.

         The exercise price of all incentive stock options granted under the 1996 Equity Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Equity Plan is determined by the 1996 Equity Plan Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation", the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Equity Plan

                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


may not exceed ten years. As of December 31, 1998, no SPRs had been granted.

1997 ACQUISITION STOCK OPTION PLAN

         The Company's 1997 Acquisition Stock Option Plan (the "1997 Plan") provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options and SPRs to employees, directors and consultants. A total of 20,000,000 shares of Common Stock, plus annual increases equal to the lesser of (i) 400,000 shares, (ii) 5% of the outstanding shares, or (iii) a lesser amount determined by the Board of Directors, are currently reserved for issuance pursuant to the 1997 Plan.

         The 1997 Plan Administrator, as defined, has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise.

         The restricted stock purchase agreement pursuant to which the SPR is exercised shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchasers' employment with the Company for any reason (including death or disability). The repurchase option shall lapse at a rate determined by the Administrator.

         The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the 1997 Plan Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation", the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the outstanding capital stock of the Company, its parent and its subsidiaries, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years. As of December 31, 1998, no SPRs had been granted.

CKS GROUP STOCK OPTION PLANS

         In connection with the merger with CKS Group, which was consummated on December 17, 1998 (See Note 1), the Company assumed all of the outstanding stock options under CKS Group's 1995 Series B Common Stock Plan, 1995 Stock Plan, 1995 Director Option Plan, 1996 Supplemental Stock Plan, and Site Specific Option Plan (collectively the "CKS Group Stock Option Plans"). Outstanding options assumed from CKS Group Stock Option Plans generally vest 25% after one year from the date of grant, and then ratably over 36 months thereafter, and are exercisable for a period of 10 years. No further grants will be made under the CKS Group Stock Option Plans.

         A summary of the status of the Company's various fixed stock option plans as of December 31, 1997 and 1998, and changes during the years then ended is presented below:

                                USWEB CORPORATION

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                           1997                             1998
                                                                           ----                             ----
                                                                                 WEIGHTED                          WEIGHTED
                                                                                  AVERAGE                          AVERAGE
                                                                                 EXERCISE                          EXERCISE
     FIXED STOCK OPTIONS                                           SHARES          PRICE          SHARES            PRICE
     -------------------                                           ------        --------         ------           --------
     Outstanding at beginning of year.......................     2,529,617         $ 11.13       12,887,185        $  9.72
     Granted................................................    11,866,080           25.21       16,792,961          14.34
     Exercised..............................................      (103,079)          10.51       (3,227,591)          6.70
     Canceled...............................................    (1,405,433)          19.18       (4,837,815)         13.36
                                                                ----------                       ----------
     Outstanding at end of year.............................    12,887,185         $ 22.42       21,614,740        $ 12.93
                                                                ----------                       ----------
     Options exercisable at end of year.....................     3,097,052         $  8.14        4,625,307        $ 10.19
     Weighted-average minimum and fair values of
        options granted during the year.....................   $      1.47                      $      8.78

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                     OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                                                     -------------------                            --------------------
                                                           WEIGHTED
                                                            AVERAGE          WEIGHTED                             WEIGHTED
                                                           REMAINING          AVERAGE                              AVERAGE
             RANGE OF                     NUMBER          CONTRACTUAL        EXERCISE            NUMBER           EXERCISE
         EXERCISE PRICE                OUTSTANDING            LIFE             PRICE          OUTSTANDING           PRICE
         --------------                -----------        ------------       --------         -----------        -----------
     $ 0.50 - $6.00                       699,320            6.723             2.112           348,739           1.674
     $ 6.07 - $1.99                    12,709,622            8.787             8.857         3,456,388           8.545
     $12.25 - $18.25                    1,724,290            9.504            14.438           202,637          16.368
     $18.37 - $25.84                    6,185,673            9.477            20.994           568,492          20.914
     $26.50 - $36.75                      295,835            9.348            35.608            49,051          36.750

ACQUISITION STOCK BONUS PLAN

         During the years ended December 31, 1997 and 1998, the Company agreed to issue bonuses contingent on future employment that are payable in shares of Common Stock to employees previously employed by Acquired Entities (each a "New Employee").

         Under the agreements, the stock bonuses vest over a thirty-six month period from the date of first employment by the Company and will be paid at the conclusion of the vesting period. However, to the extent that a New Employee's status as an employee is terminated, the New Employee will be entitled only to the vested portion of the stock bonus and such bonus shall become due and payable upon such New Employee's termination. The aggregate stock bonus for awards through December 31, 1998 totaled $139,004 and will be paid in shares of Common Stock at the fair market value of the Common Stock at the date of issuance. Stock bonus awards are recognized as compensation expense over the thirty-six month vesting periods and comprise stock compensation expense in the accompanying consolidated financial statements. Stock compensation recorded related to vested stock bonuses aggregated $9,118 and $33,411 for the years ended December 31, 1997 and 1998, respectively. Of these amounts, $2,420 and $11,694, respectively, have been recorded in cost of revenues, with the remainder recorded in stock compensation.

EMPLOYEE STOCK PURCHASE PLAN

         In September 1997, the Board of Directors approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 3,000,000 shares of Common Stock have been reserved for issuance under this plan. Terms of the plan permit eligible employees to purchase Common Stock through payroll deductions of up to 15% of each employees' compensation. Amounts deducted and accumulated by the participant are used to purchase shares of the Company's Common Stock at 85% of the lower of the fair value of the Common

                              USWEB/CKS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Stock at the beginning or the end of the offering period, as defined. During 1998, 445,268 shares were issued pursuant to the Purchase Plan at a weighted average price of $7.31 per share. During the years ended December 31, 1997 and 1998, shares totaling 192,824 and 255,764, respectively, were issued under CKS Group's Employee Stock Purchase Plan at average prices of $9.81 and $10.16 per share, respectively.

NOTE 12--SUBSEQUENT EVENTS--UNAUDITED:

ACQUISITIONS

         On September 3, 1999, the Company acquired Mitchell Madison Group ("MMG") for a total consideration of approximately $215,617, comprising $10,000 in cash, 7,210,160 shares of the Company's Common Stock valued at $170,882, warrants to purchase 1,665,000 shares of the Company's Common Stock issued to financial advisors valued at $14,369 and other acquisition costs aggregating approximately $20,366. The acquisition agreement also provides for additional payments of up to 7,210,160 shares of the Company's Common Stock payable over a two-year period to those former MMG partners ("Members") who remain employees of the combined entity during that period.

         During the nine months ended September 30, 1999, the Company also acquired all of the outstanding ownership interests of Martha Felt Group, Inc., Internetworking Systems Group, Inc., BI Business Information SA, Modern Business Technology and Case Consult International S.A./N.V. in separate transactions in exchange for a total of $6,500 in cash, a $17,500 guaranteed payment, payable within one year at the Company's option in cash and/or the Company's Common Stock, 2,644,371 shares of the Company's Common Stock, warrants issued to financial advisors and other acquisition costs resulting in an aggregate purchase price of $88,078.

         The acquisitions have been accounted for as purchase business combinations and, accordingly, purchase prices have been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. Approximately $12,104 of the aggregate purchase price was allocated to net tangible assets consisting primarily of cash, accounts receivable, property and equipment and accounts payable. The historical carrying amounts of such net assets approximated their fair values. Approximately $2,212 was allocated to in-process technology and was immediately charged to operations because such in-process technology had not reached the stage of technological feasibility at the acquisition dates and had no alternative future use. Approximately $4,401 was allocated to existing technology and approximately $9,000 was allocated to customer list which are being amortized over their estimated useful lives of one and seven years, respectively. Approximately $275,978 of the aggregate purchase price was allocated to goodwill, primarily work force in place, and is being amortized over its estimated life of 18 to 60 months.

         In addition, due to earnout valuations performed on past acquisitions, typically at six and twelve months after acquisition, USWeb/CKS issued additional shares of the Company's Common Stock to the former stockholders of the acquired companies. The issuance of these additional shares, together with residual acquisition costs, has resulted in purchase price adjustments totaling approximately $13,119, which has been recorded as incremental goodwill.

ALLIANCE

         In September 1999, the Company expanded its strategic alliance ("Alliance") with Microsoft Corporation ("Microsoft") to assist in the development of the USWeb/CKS Internet framework (iFrame), a standardized architecture for developing integrated e-business solutions. Under terms of the strategic alliance, Microsoft will provide the Company with a non-refundable $67.5 million, to be paid over twelve months, to offset the costs necessary for the development, marketing and training needed to bring iFrame and associated application services to market. Microsoft will also provide a joint technology lab to assist in such development and will provide certain other funding, including a joint marketing fund. During September 1999, the Company received the first payment under the agreement in the amount of $33.8 million, which has been recorded as deferred revenue and will be recorded as a reduction of operating expenses as costs are incurred under the percentage-of-completion method. As part of the agreement, Microsoft purchased, for $15.0 million, a warrant allowing Microsoft to acquire up to 1,000,000 shares of USWeb/CKS Common Stock at an exercise price of $27.59 per share, which represents the fair value of the Company's Common Stock at the date of the alliance. The warrant is exercisable anytime prior to its expiration in September 2004. Should the Company be successful in developing iFrame and its associated applications, the Company will pay to Microsoft a royalty, beginning in July 2001, equal to 8.9% of such revenues, if any. The royalty will continue until the earlier of December 31, 2007, or the aggregate royalty paid totals $105 million.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivatives Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133." SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier applications encouraged. USWeb/CKS does not expect the adoption of this pronouncement to have a material impact on its financial condition or results of operations.